UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2023

DRILLING TOOLS INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-41103	87-2488708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3701 Briarpark Drive Suite 150 Houston, Texas 77042
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (832) 742-8500

ROC Energy Acquisition Corp.

16400 Dallas Parkway

Dallas, Texas 75248

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DTI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

Closing of the Business Combination

On June 20, 2023 (the “Closing Date”), Drilling Tools International Holdings, Inc., a Delaware corporation (“DTIH”), ROC Energy Acquisition Corp., a Delaware corporation (“ROC”), and ROC Merger Sub, Inc., a Delaware corporation and a directly, wholly owned subsidiary of ROC (“Merger Sub”), consummated the previously announced business combination pursuant to the Agreement and Plan of Merger, dated February 13, 2023, by and among DTIH, ROC and Merger Sub (the “Initial Merger Agreement”), as amended by the First Amendment to the Agreement and Plan of Merger, dated June 5, 2023 (the “Merger Agreement Amendment”, and the Initial Merger Agreement as amended by the Merger Agreement Amendment, the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into DTIH, with DTIH surviving the merger as a wholly owned subsidiary of ROC (the “Merger,” and together with the other transactions contemplated by the Merger Agreement and the other agreements contemplated thereby, the “Business Combination”). In connection with the consummation of the Business Combination (the “Closing”), ROC changed its name to “Drilling Tools International Corporation” (“DTIC”).

In connection with the Closing, and pursuant to the terms of the Merger Agreement: (i) each share of common stock of DTIH (“DTIH Common Stock”) issued and outstanding immediately prior to the Closing was converted into the right to receive 0.2282 shares of common stock of DTIC (“DTIC Common Stock”), (ii) each share of preferred stock of DTIH (“DTIH Preferred Stock”) issued and outstanding immediately prior to the Closing was converted into the right to receive (a) $0.54 per share of cash and (b) 0.3299 shares of DTIC Common Stock, (iii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Closing was converted into one share of DTIH Common Stock, (iv) each share of DTIH Common Stock and DTIH Preferred Stock held in the treasury of DTIH immediately prior to the Closing was cancelled and no payment or distribution was made in respect thereof, (v) each outstanding unexercised option to purchase shares of DTIH Common Stock was converted into an option to acquire shares of DTIC Common Stock (“DTIC Options”), (vi) each share of common stock of ROC (“ROC Common Stock”) issued and outstanding immediately prior to the Closing and not redeemed in connection with the Redemption (as defined below) remained outstanding and is now a share of DTIC Common Stock and (vii) each right to receive one-tenth of a share of DTIC Common Stock was exchanged for one-tenth of one share of DTIC Common Stock.

A description of the Initial Merger Agreement is included in the proxy statement/prospectus/consent solicitation statement as filed by ROC with the Securities and Exchange Commission (“SEC”) on May 12, 2023, pursuant to and in accordance with Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Proxy Statement”), in the section titled “Proposal No. 1 - The Business Combination Proposal - The Business Combination Agreement” beginning on page 106. The foregoing description of the Merger Agreement is a summary only and is qualified in its entirety by the full text of the Initial Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference, and the full text of the Merger Agreement Amendment, which is filed as Exhibit 2.2 hereto and is incorporated herein by reference.

Closing of the PIPE Financing and Conversion of Convertible Promissory Notes

In connection with the Business Combination, ROC entered into a Subscription Agreement with ROC Energy Holdings, LLC (“ROC Holdings”) on March 30, 2023 (the “First ROC Holdings Subscription Agreement”), which was amended on the Closing Date (the “Amendment to the First ROC Holdings Subscription Agreement” and, the First ROC Holdings Subscription Agreement as amended thereby, the “Amended First ROC Holdings Subscription Agreement”). On the Closing Date, ROC and ROC Holdings entered into a second Subscription Agreement (the “Second ROC Holdings Subscription Agreement” and, together with the Amended First ROC Holdings Subscription Agreement, the “ROC Holdings Subscription Agreements”). In connection with the Closing and pursuant to the ROC Holdings Subscription Agreements, ROC issued and sold 2,560,396 shares of ROC Common Stock to ROC Holdings at a purchase price of $10.10 per share for an aggregate purchase price of $25,860,000 (the “PIPE Financing”).

In connection with the Business Combination, ROC entered into a Subscription Agreement with FP SPAC 2, LLC (“FP SPAC 2”), an affiliate of ROC Holdings, on March 30, 2023 (the “FP SPAC 2 Subscription Agreement”), which was amended on the Closing Date (the “Amendment to the FP SPAC 2 Subscription Agreement” and, the FP SPAC 2 Subscription Agreement as amended thereby, the “Amended FP SPAC 2 Subscription Agreement”). Pursuant to the Amended FP SPAC 2 Subscription Agreement, FP SPAC 2 agreed to convert two promissory notes issued to it by ROC into 409,901 shares of ROC Common Stock (the “FP SPAC Note Conversion”). The aggregate principal amount of the two promissory notes was $4,140,000, with a purchase price of $10.10 per share.

The PIPE Financing and the FP SPAC Note Conversion were conducted in reliance on the exemption provided in Section 4(a)(2) of the Securities Act (“Section 4(a)(2)”). Pursuant to the ROC Holdings Subscription Agreements and the Amended FP SPAC 2

Subscription Agreement (collectively, the “Subscription Agreements”), ROC agreed that within thirty days after the Closing Date it would file with the SEC a registration statement to register, in accordance with the provisions of the Securities Act, the resale of the shares issued pursuant to the Subscription Agreements. The PIPE Financing and the FP SPAC Note Conversion were consummated substantially concurrently with the Closing. The proceeds from the PIPE Financing and the FP SPAC Note Conversion were used, in part, to pay fees and expenses incurred in connection with the Business Combination; the remainder of the proceeds were received by DTIC.

The foregoing description of the Subscription Agreements is a summary only and is qualified in its entirety by the full text of the form of Subscription Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference, and the full text of the form of Amendment to the Subscription Agreement, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Exchange Agreements

On the Closing Date, in connection with the Closing, ROC, ROC Holdings, Merger Sub, DTIH and certain holders of DTIH Preferred Stock (the “Exchangors”) entered into separate Exchange Agreements (the “Exchange Agreements”). Pursuant to the Exchange Agreements, DTIC issued to the Exchangors 2,042,181 shares of DTIC Common Stock (the “Exchange Shares”), in lieu of an aggregate of $10,804,618 that would have otherwise been payable to the Exchangors as consideration under the Merger Agreement. In support of the transactions contemplated by the Exchange Agreements, ROC Holdings forfeited 972,416 shares of ROC Common Stock without any consideration at the Closing. On the Closing Date, the Exchange Shares were issued to the Exchangors in reliance on the exemption provided in Section 4(a)(2).

The foregoing description of the Exchange Agreements is a summary only and is qualified in its entirety by the full text of the form of Exchange Agreement, which is filed as Exhibit 10.3 hereto and is incorporated herein by reference.

First Amendment to the Sponsor Support Agreement

On the Closing Date, in connection with the Closing, ROC, ROC Holdings and DTIH entered into the First Amendment to the Sponsor Support Agreement (the “First Amendment to the Sponsor Support Agreement”). The First Amendment to the Sponsor Support Agreement amends the Sponsor Support Agreement dated as of February 13, 2023, by and among ROC, ROC Holdings and DTIH. Pursuant to the First Amendment to the Sponsor Support Agreement, ROC Holdings agreed to forfeit, without any consideration, 1,775,084 shares of DTIC Common Stock, and ROC agreed to issue 1,775,084 shares of DTIC Common Stock to certain stockholders of DTIH. On the Closing Date, such shares were issued to the stockholders of DTIH pursuant to the Merger Agreement.

The foregoing description of the First Amendment to the Sponsor Support Agreement is a summary only and is qualified in its entirety by the full text of the First Amendment to the Sponsor Support Agreement, which is filed as Exhibit 10.4 hereto and is incorporated herein by reference.

Redemption, Ownership and Trading

Holders of an aggregate of 20,541,379 shares of common stock of ROC properly exercised their right to have their shares redeemed for a full pro rata portion of the trust account into which the proceeds of ROC’s December 6, 2021 initial public offering were deposited (the “Trust Account”), calculated on the Closing Date, which was $10.53 per share, net of taxes paid with respect to interest (the “Redemption”). $217,628,635 in the aggregate was paid in connection with the Redemption. The remaining balance of the Trust Account immediately prior to the Closing of approximately $1,669,566 was released to DTIC on the Closing Date in connection with the Closing.

After giving effect to the Business Combination, the consummation of the PIPE Financing, the FP SPAC Note Conversion, the Exchange Agreements, the First Amendment to the Sponsor Support Agreement and the Redemption, there were 29,768,535 shares of DTIC Common Stock issued and outstanding as of the date of this Report. There were approximately 38 holders of record of such shares as of June 23, 2023.

As of the date of this Report, 2,361,730 shares of DTIC Common Stock were issuable upon the exercise of DTIC Options, 2,221,594 of which have an exercise price of $3.72 per share and 140,136 of which have an exercise price of $8.76 per share. All of such DTIC Options are fully vested and exercisable.

As of the date of this Report, no rights to acquire shares of DTIC Common Stock or securities convertible into shares of DTIC Common Stock were outstanding. Moreover, DTIC does not have any outstanding preferred stock.

DTIC used a portion of the net proceeds of the Business Combination to repay all amounts outstanding under its then-existing revolving credit facility.

DTIC Common Stock commenced trading on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “DTI” on June 21, 2023.

This Report incorporates by reference certain information from reports and other documents that were previously filed with the SEC, including certain information from the Proxy Statement. To the extent there is a conflict between the information contained in this Report and the information contained in such prior reports and documents and incorporated by reference herein, you should rely on the information in this Report.

Item 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Revolving Credit, Term Loan and Security Agreement

On the Closing Date, in connection with the Closing, Drilling Tools International, Inc., an indirect wholly owned subsidiary of DTIC (“DTII”), and certain of its subsidiaries, as borrowers, and DTIC and certain of its subsidiaries, as guarantors, entered into an Amended and Restated Revolving Credit, Security and Guaranty Agreement (the “Amended and Restated Credit Facility Agreement”) with PNC Bank, National Association, as lender and agent. The Amended and Restated Credit Facility Agreement provides for a revolving credit facility with a maximum revolving advance amount of $60.0 million. The proceeds under the Amended and Restated Credit Facility Agreement may be used to (i) pay fees and expenses related to the Amended and Restated Credit Facility Agreement and certain acquisitions and other investments and (ii) provide for general corporate purposes, including working capital requirements and capital expenditures. Interest on outstanding principal under the Amended and Restated Credit Facility Agreement is charged at rates equal to the sum of the applicable margin, plus a base rate calculated by reference to the Overnight Bank Funding Rate (as defined in the Amended and Restated Credit Facility Agreement) or the Secured Overnight Financing Rate. The Amended and Restated Credit Facility Agreement includes covenants that limit DTII and certain of its subsidiaries’ ability to incur additional indebtedness; make investments or loans; create liens; consummate mergers and similar fundamental changes; and declare and pay dividends and distributions. DTIC is subject to a passive holding company covenant which generally restricts DTIC’s activities to holding the equity securities of its subsidiaries and those activities necessary to maintain its corporate existence. DTIC is required to maintain Liquidity (as defined in the Amended and Restated Credit Facility Agreement) of at least $6.0 million at all times. Certain other financial ratios are tested during a Cash Dominion Period (as defined in the Amended and Restated Credit Facility Agreement). DTIC and its subsidiaries that are or become party to the Amended and Restated Credit Facility Agreement as borrowers or guarantors are jointly and severally liable for the obligations thereunder.

The foregoing description of the Amended and Restated Credit Facility Agreement is a summary only and is qualified in its entirety by the full text of the Amended and Restated Credit Facility Agreement, which is filed as Exhibit 10.5 hereto and is incorporated herein by reference.

Lock-up Agreements

On the Closing Date, in connection with the Closing, DTIC entered into Company Stockholder Lock-up Agreements with each of HHEP-Directional, L.P., RobJon Holdings, L.P. (“RobJon”) and Michael W. Domino, Jr. (the “Stockholder Parties” and the “Lock-up Agreements”). Under the terms of the Lock-up Agreements, the Stockholder Parties agreed, subject to certain customary exceptions, that during the period that is the earlier of (i) the date that is 180 days following the Closing Date and (ii) the date specified in a written waiver of the provisions of the Lock-up Agreements duly executed by ROC Holdings and DTIC, not to dispose of, directly or indirectly, any shares of DTIC Common Stock subject to their respective Lock-up Agreement, or take other related actions with respect to such shares. The shares of DTIC Common Stock subject to the Lock-up Agreements include all shares held by the Stockholder Parties, except for shares of DTIC Common Stock issued pursuant to the Exchange Agreements.

Other than R. Wayne Prejean, who is the President, Manager and sole owner of RobJon’s general partner, and Mr. Domino, no directors, officers or employees of DTIC are party to any lock-up agreement with respect to DTIC Common Stock.

A description of the Lock-up Agreements is included in the Proxy Statement in the section titled “Proposal No. 1 - The Business Combination Proposal - Related Documents - Lock-up Agreement and Arrangements” beginning on page 114. The foregoing description of the Lock-up Agreements is a summary only and is qualified in its entirety by the full text of the form of Lock-up Agreement, which is filed as Exhibit 10.6 hereto and is incorporated herein by reference.

Indemnification Agreements

On the Closing Date, in connection with the Closing, DTIC entered into an Indemnification Agreement with each member of DTIC’s Board of Directors (the “Board” and such agreements collectively, the “Indemnification Agreements”). The Indemnification Agreements require DTIC to indemnify the members of the Board for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director in any action or proceeding arising out of their services to DTIC or any other company or enterprise to which the person provides services at DTIC’s request.

The foregoing description of the Indemnification Agreements is a summary only and is qualified in its entirety by the full text of the form of Indemnification Agreement, which is filed as Exhibit 10.7 hereto and is incorporated herein by reference.

Exchange Agreements

The disclosure relating to the Exchange Agreements set forth in the “Introductory Note” above is incorporated by reference into this Item 1.01.

First Amendment to the Sponsor Support Agreement

The disclosure relating to the First Amendment to the Sponsor Support Agreement set forth in the “Introductory Note” above is incorporated by reference into this Item 1.01.

Amendment to the First ROC Holdings Subscription Agreement, Second ROC Holdings Subscription Agreement and Amendment to the FP SPAC 2 Subscription Agreement

The disclosure relating to the Amendment to the First ROC Holdings Subscription Agreement, the Second ROC Holdings Subscription Agreement and the Amendment to the FP SPAC 2 Subscription Agreement set forth in the “Introductory Note” above is incorporated by reference into this Item 1.01.

Amended and Restated Registration Rights Agreement

On February 13, 2023, ROC, ROC Holdings, EarlyBird Capital, Inc., HHEP-Directional, L.P., RobJon and Michael W. Domino, Jr. entered into the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, ROC agreed to use commercially reasonable efforts to file a registration statement under the Securities Act to permit the resale of shares of DTIC Common Stock held by the other parties to the Registration Rights Agreement within 30 days of the Closing Date and to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after the filing thereof. The Registration Rights Agreement became effective on the Closing Date.

A description of the Registration Rights Agreement is included in the Proxy Statement in the section titled “Proposal No. 1 - The Business Combination Proposal - Related Documents - Amended and Restated Registration Rights Agreement” beginning on page 114. The foregoing description of the Registration Rights Agreement is a summary only and is qualified in its entirety by the full text of the Registration Rights Agreement, which is filed as Exhibit 10.8 hereto and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01.

On June 1, 2023, ROC held a special meeting of stockholders (the “Special Meeting”) at which ROC stockholders considered and voted in favor of, among other matters, a proposal to approve and adopt the Initial Merger Agreement and approve the Business Combination.

On the Closing Date, the parties to the Merger Agreement consummated the Business Combination.

FORM 10

Item 2.01(f) of Form 8-K provides that if the registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as DTIC was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. As a result of the consummation of the Business Combination, and as discussed below in Item 5.06 of this Report, DTIC has ceased to be a shell company. Accordingly, DTIC is providing the information below that would be included in a Form 10 if DTIC were to file a Form 10. The information provided below relates to the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements.

This Report and documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. DTIC has based these forward-looking statements on its current expectations and projections about future events. All statements, other than statements of present or historical fact included in this Report and documents incorporated by reference herein, regarding the benefits of the Business Combination, DTIC’s future financial performance following the Business Combination and DTIC’s strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about DTIC that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, DTIC disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this Report. DTIC cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of DTIC.

The projections included in the Proxy Statement (the “Projections”) have not been audited. None of the independent auditors of ROC or DTIH, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Projections. In addition, DTIC cautions you that the forward-looking statements regarding DTIC which are contained in this Report and documents incorporated by reference herein, are subject to the following factors:

•	the outcome of any legal proceedings that may be instituted against DTIC or its subsidiaries, its affiliates or its directors and officers;

•	the risk that the Business Combination disrupts current plans and operations of DTIC or its subsidiaries;

•

DTIC’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of DTIC to grow and manage growth profitably following the Business Combination;

•	risks relating to the uncertainty of the projected financial information with respect to DTIC and its subsidiaries;

•	costs related to the Business Combination;

•	DTIC’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination;

•	changes in applicable laws or regulations;

•	the ability of DTIC to execute its business model; and

•	the possibility that DTIC or its subsidiaries may be adversely affected by other economic, business or competitive factors.

Should one or more of the risks or uncertainties described in this Report or the documents incorporated by reference herein materialize, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found under the heading “Risk Factors” below.

Business.

The business of DTIC is described in the Proxy Statement in the section entitled “Information About DTI” beginning on page 189 and that information is incorporated herein by reference.

Risk Factors.

The risks associated with DTIC’s business are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 44 and that information is incorporated herein by reference. A summary of the risks associated with DTIC’s business is included in the Proxy Statement in the section entitled “Summary of the Proxy Statement/Prospectus/Consent Solicitation Statement - Risk Factor Summary” beginning on page 35 and that information is incorporated herein by reference.

Financial Information.

The audited financial statements of DTIH and its subsidiaries as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 (the “DTIH Audited Financials”) are set forth in the Proxy Statement beginning on page F-3 and are incorporated herein by reference. The unaudited financial statements of DTIH and its subsidiaries as of March 31, 2023 and for the three months ended March 31, 2023 and 2022 are set forth in Exhibit 99.1 hereto and are incorporated by reference herein.

The unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2022 is set forth in the Proxy Statement beginning on page 85 and is incorporated herein by reference. The unaudited pro forma condensed combined financial information as of and for the three months ended March 31, 2023 is set forth in Exhibit 99.2 hereto and is incorporated by reference herein.

Management’s discussion and analysis of financial condition and results of operations and quantitative and qualitative disclosures about market risk with respect to the years ended December 31, 2022 and 2021 are set forth in the Proxy Statement in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DTI” beginning on page 172 and are incorporated herein by reference. Management’s discussion and analysis of financial condition and results of operations and quantitative and qualitative disclosures about market risk with respect to the three months ended March 31, 2023 are set forth below:

Management’s Discussion and Analysis of Financial Condition and Results of Operations

In this section, unless otherwise specified, the terms “we,” “our,” “us” and “DTI” refer to Drilling Tools International Holdings, Inc. and its consolidated subsidiaries.

You should read the following discussion and analysis of our financial condition and results of operations with our unaudited consolidated financial statements for the three months ended March 31, 2023 and 2022 (the “Interim Financial Statements”), together with the related notes thereto, included elsewhere in this Report. The discussion and the analysis should also be read together with the information set forth in the section entitled “Information about DTI” beginning on page 189 of the Proxy Statement. The following discussion contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” or in other parts of this Report. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

Capitalized terms used in this section, but not otherwise defined, have the meanings ascribed to them in the Proxy Statement.

Overview

We are a leading oilfield services company (“OSC”), based on the percentage of active rigs to which we supply tools in the geographies in which we are active, that rents downhole drilling tools used in horizontal and directional drilling of oil and natural gas. We operate from 18 locations in North America and four international locations in Europe and the Middle East, and maintain a large fleet of rental equipment consisting of drill collars, stabilizers, crossover subs, wellbore conditioning tools, drill pipe, hevi-wate drill pipe and tubing. We also rent surface control equipment such as blowout preventers and handling tools and provide downhole products for producing wells.

Our business model primarily centers on revenue generated from tool rentals and product sales. During the three months ended March 31, 2023 and 2022, we generated revenue from tool rentals and product sales of $40.8 million and $26.0 million, respectively. We have incurred significant operating losses since inception. As of March 31, 2023, we had an accumulated deficit of $15.4 million. For the three months ended March 31, 2023 and 2022, we had net income of $5.7 million and $1.3 million, respectively.

We believe our future financial performance will be driven by continued investment in oil and gas drilling following years of industry underinvestment.

Market Factors

Demand for our services and products depends primarily upon the general level of activity in the oil and gas industry, including the number of active drilling rigs, the number of wells drilled, the depth and working pressure of these wells, the number of well completions, the level of well remediation activity, the volume of production and the corresponding capital spending by oil and natural gas companies. Oil and gas activity is in turn heavily influenced by, among other factors, investor sentiment, availability of capital and oil and gas prices locally and worldwide, which have historically been volatile.

Our tool rental revenues are primarily dependent on drilling activity and our ability to gain or maintain market share with a sustainable pricing model.

Our product sales revenues are primarily dependent on oil and gas companies paying for tools that are lost or damaged in their drilling programs as well as the drilling contractors’ need to replace aging or consumable products and our ability to provide competitive pricing.

All of these factors may be influenced by the oil and gas region in which our customers are operating. While these factors may lead to differing revenues, we have generally been able to forecast our product needs and anticipated revenue levels based on historic trends in a given region and with a specific customer.

Recent Developments and Trends

Industry Update

In 2020 and early 2021, demand for oil significantly declined as a result of the COVID-19 pandemic and other factors. Oil prices have since increased due in part to an increase in demand and measured production increases by OPEC+ members. However, prices remained volatile through 2022. In the first half of 2022, West Texas Intermediate (“WTI”) oil prices and volatility thereof increased dramatically, in large part due to Russia’s invasion of Ukraine. Russia has since been subject to a host of sanctions, some of which limit its ability to export crude oil and other petroleum products. The anticipated impact on supply drove WTI oil prices above $123 per barrel in early March 2022.

By the end of December 2022, WTI oil prices declined to approximately $80 per barrel due in part to high inflation rates and fears of a global recession that could negatively impact oil demand. WTI oil prices declined further during the first quarter of 2023, reaching a low of $67 per barrel in the middle of March, following turmoil in the banking sector, which escalated fears of a global recession and a concomitant decline in oil demand. However, in April 2023, WTI oil prices returned to the low-$80s per barrel range, due in part to OPEC+’s decision to further cut production by approximately 1.2 million barrels per day. This production cut was effective as of May 2023 and is expected to continue through the end of the year.

Despite the high volatility in spot oil prices described above, our customers tend to be more focused on medium-term and long-term commodity prices when making investment decisions due to the longer lead times for offshore projects. These forward prices experienced far less volatility in 2022 and the early part of 2023 and have maintained levels which are highly constructive for offshore project demand.

Prices for natural gas have declined throughout the first quarter of 2023 in the United States due to several factors including a decrease in demand for heating due to a warmer winter, ample natural gas supply, and turmoil in the banking sector that has weighed on commodities. Henry Hub natural gas spot prices have decreased from an average of $5.53 per one million British Thermal Units (“MMBtu”) for December 2022 to an average of $2.31 per MMBtu for March 2023.

The ongoing conflict in Ukraine has had repercussions globally and in the United States by continuing to cause uncertainty, not only in the oil and natural gas markets, but also in the financial markets. Such uncertainty already has and could continue to result in stock price volatility and supply chain disruptions as well as higher oil and natural gas prices which could result in higher inflation worldwide, impact consumer spending and negatively impact demand for our goods and services. Moreover, additional interest rate increases by the U.S. Federal Reserve to combat inflation could further increase the probability of a recession.

Notwithstanding the significant commodity price volatility over the past several years, we have seen increases in United States onshore drilling activity. During the three months ended March 31, 2023, the weekly average U.S. onshore rig count as reported by Baker Hughes was 760 rigs compared to 776 rigs for the three months ended December 31, 2022 and 636 rigs for the three months ended March 31, 2022. Current rig activity remains significantly reduced from 2019 levels when the weekly average rig count for the three months ended March 31, 2019 was 1,043. However, notwithstanding the impact of longer laterals, improved rig efficiencies have partially offset the impact of this reduction.

Inflation and Increased Costs

We are experiencing the impacts of global inflation, both in increased personnel costs and the prices of goods and services required to operate our rigs and execute capital projects. While we are currently unable to estimate the ultimate impact of rising prices, we do expect that our costs will continue to rise in the near term and will impact our profitability. To date, we do not believe that inflation has had a material impact to our financial condition or results of operations because we have been able to increase the prices we receive from our customers.

How We Evaluate Our Operations

We use a number of financial and operational measures to routinely analyze and evaluate the performance of our business, including revenue, net and non-GAAP measures Adjusted EBITDA and Free Cash Flow.

Revenue, net

We analyze our performance by comparing actual monthly revenue to revenue trends and revenue forecasts by product line as well as tool activity trends for each month. Our revenue is primarily derived from tool rental and product sales.

Adjusted EBITDA

We regularly evaluate our financial performance using Adjusted EBITDA. Our management believes Adjusted EBITDA is a useful financial performance measure as it excludes non-cash charges and other transactions not related to our core operating activities and allows more meaningful analysis of the trends and performance of our core operations.

Free Cash Flow

We define Free Cash Flow as net cash (used in) provided by operating activities, reduced by purchases of property, plant and equipment. Free Cash Flow is a supplemental non-GAAP financial measure that is used by our management and other external users of our financial statements, such as industry analysts, investors, lenders, rating agencies and others to assess our ability to internally fund our capital program, service or incur additional debt and to pay dividends. We believe Free Cash Flow is a useful liquidity measure because it allows us and others to compare cash flow provided by operating activities across periods and to assess our ability to internally fund our capital program, reduce leverage, fund acquisitions and pay dividends to our stockholders where applicable.

Please refer to the section titled “Non-GAAP Financial Measures” below for a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial performance measure calculated and presented in accordance with GAAP, and a reconciliation of Free Cash Flow to net cash (used in) provided by operating activities, the most directly comparable liquidity measure calculated and presented in accordance with GAAP.

Key Components of Results of Operations

The discussion below relating to significant line items from our consolidated statements of operations and comprehensive income are based on available information and represent our analysis of significant changes or events that impact the comparability of the reported amount. Where appropriate, we have identified specific events and changes that affect comparability or trends and, where reasonably practicable, we have quantified the impact of such items.

Revenue, net

We currently generate our revenue, net from tool rental services and product sales. Tool rental services, which consists of rental services, inspection services, and repair services, is accounted for under Topic 842. We recognize revenues from renting tools on a straight-line basis. Our rental contract periods are daily, monthly, per well, or based on footage. As part of this straight-line methodology, when the equipment is returned, we recognize as incremental revenue the excess, if any, of the amount the customer is contractually required to pay, which is based on the rental contract period applicable to the actual number of days the drilling tool was rented, over the cumulative amount of revenue recognized to date.

The rental tool recovery component of product sales revenue is recognized when a tool is deemed to be lost-in-hole, damaged-beyond-repair, or lost-in-transit while in the care, custody, or control of the customer. Other made to order product sales revenue is recognized when the product is made available to the customer for pickup at our shipping dock.

We expect our tool rental services revenue to increase due to an expected an increase in drilling activity and customer pricing.

We expect our product sales revenue to increase because we expect oil and gas companies to continue to drill faster and harder. thereby pushing the limits of downhole drilling tools and often contributing to tools being lost-in-hole or damaged-beyond-repair. In addition, product sales revenue should increase as drilling contractors replace aged and consumable products to maintain or increase capacity.

Costs and Expenses

Our costs and expenses consist of cost of revenue, selling, general, administrative expense, and depreciation and amortization expense.

Cost of Revenue

Our cost of revenue consists primarily of all direct and indirect expenses related to providing our tool rental services offering and delivering our product sales, including personnel-related expenses and costs associated with maintaining the facilities.

We expect our total cost of tool rental revenue and our total cost of product sale revenue to increase in absolute dollars in future periods, corresponding to our anticipated growth in revenue and employee headcount. This increase in headcount is intended to support our customers and maintain the manufacturing, operations and field service team with some expected cost inflation.

We expect that gross margins will continue to improve slightly as we leverage our existing cost structure to support an increase in our business activity. In addition, we expect that customer price increases will help offset cost inflation.

Selling, General and Administrative

General and administrative expenses consist primarily of personnel-related expenses, including salaries, benefits and stock-based compensation for personnel, and outside professional services expenses including legal, audit and accounting services, insurance, other administrative expenses and allocated facility costs for our administrative functions.

We expect our operating expenses to increase in absolute dollars for the foreseeable future as a result of operating as a public company. In particular, we expect our legal, accounting, tax, personnel-related expenses and directors’ and officers’ insurance costs reported within general and administrative expense to increase as we establish more comprehensive compliance and governance functions, increase security and IT compliance functions, review internal controls over financial reporting in accordance with the Sarbanes-Oxley Act and prepare and distribute periodic reports as required by the rules and regulations of the SEC. As a result, our historical results of operations may not be indicative of our results of operations in future periods.

Selling expenses consist primarily of personnel-related expenses, including salaries, benefits and stock-based compensation for personnel, direct advertising, marketing and promotional material costs, sales commission expense, consulting fees and allocated facility costs for our sales and marketing functions.

We intend to increase investments in our sales and marketing organization to increase revenue, expand our global customer base, and broaden our brand awareness. We expect our sales and marketing expenses to continue to increase in absolute dollars for the foreseeable future.

Depreciation and amortization expense

Depreciation and amortization expense relates to the consumption of our property and equipment, which consists of rental tools, shop equipment, computer equipment, furniture and fixtures and leasehold improvements, and the amortization of our intangible assets mainly related to customer relationships, software and partnerships.

Other (expense) income, net

Our other (expense) income, net is primarily comprised of interest income (expense), gain on sale of property, unrealized gain (loss) on securities, and other miscellaneous income and expense unrelated to our core operations.

Results of Operations

The following table sets forth our results of operations for the periods presented (in thousands):

	Three Months Ended March 31,
	2023	2022
Revenue, net:
Tool rental	$32,276	$20,417
Product sale	8,523	5,560

Total revenue, net	40,799	25,977

Cost and expenses:
Cost of tool rental revenue	8,137	6,315
Cost of product sale revenue	1,303	1,151
Selling, general, administrative expense	18,423	12,235
Depreciation and amortization expense	5,015	5,076

Total costs and expenses	32,878	24,777

Operating income (loss)	7,921	1,200
Other (expense) income:
Interest income (expense)	(573)	216
Gain on sale of property	69	5
Unrealized gain (loss) on equity securities	(33)	410
Other income (expense)	40	(69)

Total other (expense) income, net	(497)	562

Income before income taxes	7,424	1,762
Income tax (expense) benefit	(1,723)	(429)

Net income	$5,701	$1,333

Comparison of the Three Months Ended March 31, 2023 and 2022

Revenue, net

Our revenue, net consists of tool rental and product sale revenues.

	Three Months Ended March 31,		Change
(In thousands)	2023	2022	Amount	%
Tool rental	$32,276	$20,417	$11,859	58%
Product sale	$8,523	$5,560	$2,963	53%

Tool rental revenue increased $11.9 million, or 58%, to $32.3 million for the three months ended March 31, 2023 as compared to $20.4 million for the three months ended March 31, 2022. The increase was primarily driven by increased market activity and customer pricing across all divisions, especially in relation to our Directional Tool Rentals (“DTR”) division, the revenue of which increased $6.7 million, and our Premium Tools (“PTD”) division, the revenue of which increased $5.1 million.

Product sale revenue increased $3.0 million, or 53%, to $8.5 million for the three months ended March 31, 2023 as compared to $5.5 million for the three months ended March 31, 2022. The increase was primarily driven by increased market activity and customer pricing across all divisions. The increased market activity and customer pricing also impacted our rental tool recovery sales revenue, which collectively increased $2.5 million.

Costs and Expenses

Cost of revenue

Our cost of revenue consists of cost of tool rental revenue and cost of product sale revenue.

	Three Months Ended March 31,		Change
(In thousands)	2023	2022	Amount	%
Cost of tool rental revenue	$8,137	$6,315	$1,822	29%
Cost of product sale revenue	$1,303	$1,151	$152	13%

Cost of tool rental revenue increased $1.8 million, or 29%, to $8.1 million for the three months ended March 31, 2023 as compared to $6.3 million for the three months ended March 31, 2022. The increase in cost of tool rental revenue was primarily driven by increased directional tool rental activity year-over-year. The primary increases were for our DTR division, the cost of tool rental revenue of which increased $0.7 million, our PTD division, the cost of tool rental revenue of which increased $0.5 million, and our Wellbore Optimization Tools (“WOT”) division, the cost of tool rental revenue which increased by $0.4 million.

Cost of product sale revenue increased $0.2 million, or 13%, to $1.3 million for the three months ended March 31, 2023 as compared to $1.1 million for the three months ended March 31, 2022. The increase in cost of product sale revenue was primarily driven by an increase in product sales year-over-year.

Selling, General, Administrative expense

	Three Months Ended March 31,		Change
(In thousands)	2023	2022	Amount	%
Selling, general, administrative expense	$18,423	$12,235	$6,188	51%

Selling, general, and administrative expense increased $6.2 million, or 51%, to $18.4 million for the three months ended March 31, 2023 as compared to $12.2 million for the three months ended March 31, 2022. This increase was primarily driven by a:

-	$2.9 million increase in personnel-related expenses,

-	$2.0 million increase in accounting, legal, and professional services for due diligence matters in preparation for a potential transaction, and

-	$0.3 million increase in bad debt expenses.

No other driver of this increase was individually significant.

Depreciation and Amortization expense

	Three Months Ended March 31,		Change
(In thousands)	2023	2022	Amount	%
Depreciation and amortization expense	$5,015	$5,076	$(61)	(1)%

Depreciation and amortization expense decreased $0.1 million, or 1%, to $5.0 million for the three months ended March 31, 2023 as compared to $5.1 million for the three months ended March 31, 2022. The decrease was primarily due a decrease in depreciation expense resulting from assets reaching the end of their depreciable lives and a decrease in amortization expense as certain intangible assets reached the end of their useful lives.

Other (expense) income

Interest Income (Expense)

	Three Months Ended March 31,		Change
(In thousands)	2023	2022	Amount	%
Interest income (expense)	$(573)	$216	$(789)	(365)%

Interest expense for the three months ended March 31, 2023 was $0.6 million, a decrease of $0.8 million, or 365%, compared to the three months ended March 31, 2022 primarily due to the change in unrealized losses on the interest rate swap.

Gain on Sale of Property

	Three Months Ended March 31,		Change
(In thousands)	2023	2022	Amount	%
Gain on sale of property	$69	$5	$64	1,280%

Gain on the sale of property increased $64 thousand, or 1,280%, to $69 thousand for the three months ended March 31, 2023 as compared to $5 thousand for the three months ended March 31, 2022. The increase was driven by an increase in the selling price of the property sold compared to its net book value.

Unrealized Gain (Loss) on Equity Securities

	Three Months Ended March 31,		Change
(In thousands)	2023	2022	Amount	%
Unrealized gain (loss) on equity securities	$(33)	$410	$(443)	(108)%

Unrealized loss on equity securities for the three months ended March 31, 2023 was $33 thousand, a decrease of $0.4 million, or 108%, compared to the three months ended March 31, 2022 primarily due to unfavorable market conditions in 2023 as compared to 2022.

Other Income (Expense)

	Three Months Ended March 31,		Change
(In thousands)	2023	2022	Amount	%
Other income (expense)	$40	$(69)	$109	(158)%

Other income for the three months ended March 31, 2023 was $40 thousand, an increase of $0.1 million, or 158%, compared to the three months ended March 31, 2022. The increase was primarily due to interest income on Employee Retention Credit payments received from the Internal Revenue Service in the first quarter of 2023 with no comparable activity in the first quarter of 2022.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use the non-GAAP financial measure Free Cash Flow, which is defined as net cash (used in) provided by operating activities, reduced by purchases of property, plant and equipment. We believe Free Cash Flow is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business and is a key financial indicator used by management. Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet and invest in future growth.

We use the non-GAAP financial measure Adjusted EBITDA, which is defined as net income (loss), excluding interest income (expense), other income (expense), income tax benefit (expense), depreciation and amortization, and certain other non-cash or non-recurring items impacting net income (loss) from time to time. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in Adjusted EBITDA.

These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP financial measures compared to the closest comparable GAAP measure. Some of these limitations are that:

•	Free Cash Flow does not reflect our future contractual commitments.

•

Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets and, although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

•	Adjusted EBITDA excludes income tax benefit (expense).

The following table presents a reconciliation of Free Cash Flow to net cash (used in) provided by operating activities for the three months ended March 31, 2023 and the three months ended March 31, 2022:

	Three Months Ended March 31,
(In thousands)	2023	2022
Net cash (used in) provided by operating activities	$11,341	$2,010
Less:
Purchases of property, plant and equipment	(10,815)	(3,566)

Free Cash Flow	$526	$(1,556)

The following table presents a reconciliation of Adjusted EBITDA to net income (loss) for the three months ended March 31, 2023 and the three months ended March 31, 2022:

	Three Months Ended March 31,
(In thousands)	2023	2022
Net income (loss)	$5,701	$1,333
Add (deduct):
Income tax expense	1,723	429
Depreciation and amortization	5,015	5,076
Interest (income) expense	573	(216)
Monitoring fees	216	67
Gain on sale of property	(69)	(5)
Unrealized (gain) loss on equity securities	33	(410)
Transaction expense	1,694	—
Other (income) expense	(40)	69

Adjusted EBITDA	$14,846	$6,343

Liquidity and Capital Resources

At March 31, 2023 and December 31, 2022 we had $0.8 million and $2.4 million of cash and cash equivalents, respectively. Our primary sources of liquidity and capital resources are cash on hand, cash flows generated by operating activities and, if necessary, borrowings under our Amended and Restated Credit Facility Agreement. We may use additional cash generated to execute strategic acquisitions or for general corporate purposes. We believe that our existing cash on hand, cash generated from operations and available borrowings under our Amended and Restated Credit Facility Agreement will be sufficient for at least the next 12 months to meet working capital requirements and anticipated capital expenditures.

Amended and Restated Credit Facility Agreement

Reference is made to the disclosure set forth under the heading “Amended and Restated Revolving Credit, Security and Guaranty Agreement” under Item 1.01 of this Report, which is incorporated herein by reference.

Capital Expenditures

Our capital expenditures relate to capital additions or improvements that add to our rental or repair capacity or extend the useful life of our drilling tools and related infrastructure. Also, our capital expenditures relate to the replacement of tools that are lost or damaged by a customer, and such expenditures are funded by a rental tool recovery sale amount paid from the customer. We regularly incur capital expenditures on an on-going basis to (i) increase the size of or maintain our rental tool fleet and equipment, (ii) extend the useful life of our rental tools and equipment and (iii) acquire or upgrade computer hardware and software. The amount of our capital expenditures is influenced by, among other things, demand for our services, recovery of lost or damaged tools, schedules for refurbishing our various rental tools and equipment, cash flow generated by our operations, expected rates of return and cash required for other purposes.

Contractual Obligations and Commitments

Our material contractual obligations arise from leases of facilities and vehicles under non-cancellable operating leases agreements. See Note 13, Commitments and contingencies, of the notes to the Interim Financial Statements.

Tax Obligations

We currently have available federal net operating loss carryforwards to offset our federal taxable income, and we expect that these carryforwards will substantially reduce our cash tax payments over the next several years. If we forfeit these carryforwards for any reason or deplete them faster than anticipated, our cash tax obligations could increase substantially. For additional information, see Note 8, Income Taxes, of the notes to the Interim Financial Statements.

Cash Flows

The following table sets forth our cash flows for the period indicated:

	Three Months Ended March 31,
(In thousands)	2023	2022

Net cash (used in) provided by:
Operating activities	$11,341	$2,010
Investing activities	(5,420)	(710)
Financing activities	(7,453)	(2,537)
Effect of changes in foreign exchange rate	—	(75)

Net (decrease) increase in cash and cash equivalents	$(1,532)	$(1,312)

Cash Flows (Used In) Provided by Operating Activities

Net cash provided by operating activities for the three months ended March 31, 2023 was $11.3 million resulting from our net income of $5.7 million, adjusted for non-cash charges of $4.8 million in depreciation and amortization, including amortization of right of use assets, deferred financing costs, and debt discounts, $3.8 million in net changes from operating assets and liabilities, and $1.1 million in deferred tax expense. This was partially offset by a $4.5 million gain on rental tool recovery sales and a $0.1 million gain on sale of property. The $3.8 million in cash provided by operating assets and liabilities is primarily due to a $6.0 million cash inflow in accounts payable and accrued expenses due to differences in the timing of disbursements during the first three months of 2023 compared to the first three months of 2022. This was partially offset by a $1.7 million cash outflow in accounts receivable associated with an increase in sales and higher revenues during the first three months of 2023 compared to the first three months of 2022, and a $1.4 million cash outflow resulting from an increase in purchased inventory related to our attempt to reduce risk and uncertainty in our supply chain. We will continue to evaluate our capital requirements for both short-term and long-term liquidity needs, which could be affected by various risks and uncertainties, including, but not limited to, the effects of the current inflationary environment, rising interest rates, and other risks detailed in the section of this Report entitled “Risk Factors.”

Net cash provided by operating activities for the three months ended March 31, 2022 was $2.0 million resulting from our net income of $1.3 million, adjusted for non-cash charges of $6.1 million in depreciation and amortization, including amortization of right of use assets, deferred financing costs, and debt discounts. This was partially offset by a $2.3 million gain on rental tool recovery sales, $2.2 million in net changes from operating assets and liabilities, and a $0.7 million unrealized gain on interest rate swaps. The $2.2 million in cash used from operating assets and liabilities is primarily due to a $1.3 million cash outflow in purchased inventory related to our attempt to reduce risk and uncertainties in our supply chain and a $0.9 million cash outflow from our operating leases.

Cash Flows (Used In) Provided by Investing Activities

Net cash used in investing activities for the three months ended March 31, 2023 was $5.4 million. Purchases of property, plant, and equipment of $10.8 million were offset by proceeds from rental tool recovery sales of $5.3 million and proceeds from sale of property of $0.1 million.

Net cash used in investing activities for the three months ended March 31, 2022 was $0.7 million. Purchases of property, plant, and equipment of $3.6 million were partially offset by proceeds from rental tool recovery sales of $2.9 million.

Cash Flows (Used In) Provided by Financing Activities

Net cash used in financing activities for the three months ended March 31, 2023 was $7.5 million resulting from a net decrease in amounts outstanding under the Credit Facility Agreement of $7.5 million.

Net cash used in financing activities for the three months ended March 31, 2022 was $2.5 million resulting from a net decrease in amounts outstanding under the Credit Facility Agreement of $2.5 million.

Quantitative and Qualitative Disclosures about Market Risk

Credit risk

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. We maintain cash and cash equivalents with major and reputable financial institutions. Deposits held with these financial institutions may exceed the amount of insurance provided by the Federal Deposit Insurance Corporation and Canadian Deposit Insurance Corporation on such deposits but may be redeemed upon demand. We perform periodic evaluations of the relative credit standing of these financial institutions. With respect to accounts receivable, we monitor the credit quality of our customers as well as maintain an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments.

Concentration risk

During the three months ended March 31, 2023, 28% of our total revenue was earned from two customers. Amounts due from these customers included in accounts receivable at March 31, 2023 were approximately $7.8 million. During the three months ended March 31, 2022, 25% of our total revenue was earned from two customers. Amounts due from these customers included in accounts receivable at December 31, 2022 were approximately $8.6 million.

Foreign currency risk

Our customers are primarily located in the United States and Canada. Therefore, foreign exchange risk exposures arise from transactions denominated in currencies other than the U.S. dollar, which is our functional and reporting currency. To date, a majority of our sales have been denominated in United States and Canadian dollars. As we expand our presence in international markets, our results of operations and cash flows may increasingly be subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any hedging arrangements to minimize the impact of these fluctuations in the exchange rates. We will periodically reassess our approach to manage our risk relating to fluctuations in currency rates.

We do not believe that foreign currency risk had a material effect on our business, financial condition, or results of operations during the periods presented.

Inflation Risk

We expect we will continue to experience inflationary pressures on our cost structure for the foreseeable future. However, tightness in overseas freight and transit times have eased. Nonetheless, we cannot be confident that transit times or input prices will return to the lower levels experienced in prior years. Continued inflation and looming concerns regarding a possible recession weigh on the outlook for oil demand which could in turn negatively impact demand for our goods and services.

Cybersecurity Risk

We have a suite of controls including technology hardware and software solutions, regular testing of the resiliency of our systems including penetration and disaster recovery testing as well as regular training sessions on cybersecurity risks and mitigation strategies. We have established an incident response plan and team to take steps it determines are appropriate to contain, mitigate and remediate a cybersecurity incident and to respond to the associated business, legal and reputational risks. There is no assurance that these efforts will fully mitigate cybersecurity risk and mitigation efforts do not ensure complete protections from malicious cybersecurity incidents.

Critical Accounting Policies and Estimates

The Interim Financial Statements included in this Report have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these Interim Financial Statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. We also make estimates and assumptions that affect the reported amounts and related disclosures for the periods presented. Our estimates are based on our historical experience and other factors that we believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly. Additionally, changes in assumptions, estimates or assessments due to unforeseen events or other causes could have a material impact on our financial position or results of operations.

The critical accounting estimates, assumptions and judgements we believe to have the most significant impact on the Interim Financial Statements are described below. See Note 1, Summary of significant accounting policies, to the Interim Financial Statements included elsewhere in this Report for additional information related to critical accounting estimates and significant accounting policies.

Revenue recognition

On January 1, 2019, we adopted ASC 606 on a modified retrospective basis for all contracts with customers. As a result of the adoption, there were no material changes to the timing of the revenue recognition or measurement of revenue. Therefore, the only changes to the Interim Financial Statements related to the adoption are in the disclosures as included herein. We adopted ASC 842, Leases (“ASC 842”) as of January 1, 2022. ASC 842 was adopted using the modified retrospective transition approach, with no restatement of prior periods or cumulative adjustments to retained earnings.

We recognize revenue in accordance with two different accounting standards: 1) Topic 606 (which addresses revenue from contracts with customers) and 2) Topic 842 (which addresses lease revenue). We derive our revenue from two revenue types: tool rental services and product sales.

Tool Rental Services

Tool rental services consist of rental services, inspection services, and repair services. Tool rental services are accounted for under Topic 842.

Owned tool rentals represent our most significant revenue type and are governed by our standard rental contract. We account for such rentals as operating leases. The lease terms are included in the contracts, and the determination of whether our contracts contain leases generally does not require significant assumptions or judgements. Our lease revenues do not include a material amount of variable payments. Owned tool rentals represent revenue from renting tools that we own. We do not generally provide an option for the lessee to purchase the rented equipment at the end of the lease.

We recognize revenues from renting tools on a straight-line basis. Our rental contract periods are daily, monthly, per well, or based on footage. As part of this straight-line methodology, when the equipment is returned, we recognize as incremental revenue the excess, if any, of the amount the customer is contractually required to pay, which is based on the rental contract period applicable to the actual number of days the drilling tool was out on rent, over the cumulative amount of revenue recognized to date. In any given accounting period, we will have customers return the drilling tool and be contractually required to pay us more than the cumulative amount of revenue recognized to date under the straight-line methodology.

We record the amounts billed to customers in excess of recognizable revenue as deferred revenue on our consolidated balance sheet.

As noted above, we are unsure of when the customer will return rented drilling tools. As such, we do not know how much the customer will owe us upon return of the tool and we therefore cannot provide a maturity analysis of future lease payments. Our drilling tools are generally rented for short periods of time, oftentimes for significantly less than a year. Lessees do not provide residual value guarantees on rented equipment.

We expect to derive significant future benefits from our drilling tools following the end of the rental term. Our rentals are generally short-term in nature, and our tools are typically rented for the majority of the time that we own them.

Product Sales

Product sales consist of charges for rented tools that are damaged beyond repair, charges for lost-in-hole, and charges for lost-in-transit while in the care, custody or control of our customers, and other charges for made to order product sales. Product sales are accounted for under Topic 606.

Revenue is recognized when control of promised goods or services is transferred to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for our arrangements with customers, we: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

We account for a contract when we have approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in the revenue standard. The transaction price is measured as consideration specified in a contract with a customer and excludes any sales incentives and taxes or other amounts collected on behalf of third parties. As each of our contracts with customers contain a single performance obligation to provide a product sale, we do not have any performance obligations requiring allocation of transaction prices.

The performance obligation for made to order product sales is satisfied and revenue is recognized when control of the asset transfers to the customer, which typically occurs upon delivery of the product or when the product is made available to the customer for pickup at our shipping dock. Additionally, pursuant to the contractual terms with our customers, the customer must notify us of, and purchase from us, any rented tools that are damaged beyond repair, lost-in-hole, or lost-in-transit while in the care, custody or control of such customer. Revenue is recognized for these products when the customer notifies us that one of these noted events has occurred.

We do not have any material revenue expected to be recognized in the future related to remaining performance obligations or contracts with variable consideration related to undelivered performance obligations. There was no revenue recognized in the current period from performance obligations satisfied in previous periods.

Contract estimates and judgments

Our revenues accounted for under Topic 606 generally do not require significant estimates or judgments, primarily because:

•	The transaction price is generally fixed and stated in our contracts;

•

As noted above, our contracts generally do not include multiple performance obligations, and accordingly do not generally require estimates of the standalone selling price for each performance obligation;

•	Our revenues do not include material amounts of variable consideration, or result in significant obligations associated with returns, refunds or warranties; and

•

Most of our revenue is recognized when the applicable performance obligations are readily determinable. As noted above, our Topic 606 revenue is generally recognized at the time of delivery to, or made available for pick-up by, the customer or upon notification from our customers that a rented tool is damaged beyond repair, lost-in-hole, or lost-in-transit while in the care, custody or control of our customers.

Our revenues accounted for under Topic 842 also generally do not require significant estimates or judgments. We monitor and review our estimated standalone selling prices on a regular basis.

Fair Value of Financial Instruments

When active market quotes are not available, management uses valuation techniques to measure the fair value of financial instruments.

In applying the valuation techniques, management makes maximum use of market inputs wherever possible, and uses estimates and assumptions that are, as far as possible, consistent with observable data that market participants would use in pricing the instrument. Where applicable data is not observable, management uses its best estimate about the assumptions that market participants would make. Such estimates include liquidity risk, credit risk and volatility, and such estimates may vary from the actual results that would be achieved in an arm’s length transaction at the reporting date. The assessment of the timing and extent of impairment of intangible assets involves both significant judgements by management about the current and future prospects for the intangible assets as well as estimates about the factors used to quantify the extent of any impairment that is recognized.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. ASC 718 requires that the cost of awards of equity instruments offered in exchange for employee services, including employee stock options and restricted stock awards, be measured based on the grant-date fair value of the award. We adopted FASB ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, on February 1, 2019. This ASU involves several aspects of the accounting for stock-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification in the accompanying consolidated statements of cash flows. The adoption did not have a material impact on the Interim Financial Statements.

We determine the fair value of stock options granted using the Black-Scholes-Merton option-pricing model (“Black-Scholes model”) and recognize the cost over the period during which an employee is required to provide service in exchange for the award, generally the vesting period, net of estimated forfeitures. Because our common stock was not publicly traded as of March 31, 2023, we had to estimate the fair value of our common stock. Our board of directors considers numerous objective and subjective factors to determine the fair value of our common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of our common stock; (ii) the prices, rights, preferences, and privileges of our Redeemable Convertible Preferred Stock relative to those of our common stock; (iii) the lack of marketability of our common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of Drilling Tools International Holdings, Inc., given prevailing market conditions; and (vii) precedent transactions involving our shares.

Leases

We adopted ASC 842, Leases (“ASC 842”) as of January 1, 2022. ASC 842 was adopted using the modified retrospective transition approach, with no restatement of prior periods or cumulative adjustments to retained earnings. Upon adoption, we elected the package of transition practical expedients, which allowed us to carry forward prior conclusions related to whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases and initial direct costs for existing leases. We elected the use-of-hindsight to reassess lease term. We elected not to recognize leases with an initial term of 12 months or less within the consolidated balance sheets and to recognize those lease payments on a straight-line basis in the consolidated statements of operation over the lease term. The new lease accounting standard also provides practical expedients for an entity’s ongoing accounting. We elected the practical expedient to not separate lease and non-lease components for all leases.

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and current operating lease liabilities and operating lease liabilities, net of current portion on our consolidated balance sheets. We recognize lease expense for its operating leases on a straight-line basis over the term of the lease.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from a lease. ROU assets and operating lease liabilities are recognized at the commencement date based on the present value of the future minimum lease payments over the lease term. Operating lease ROU assets also include the impact of any lease incentives. An amendment to a lease is assessed to determine if it represents a lease modification or a separate contract. Lease modifications are reassessed as of the effective date of the modification using an incremental borrowing rate based on the information available at the commencement date. For modified leases we also reassess the lease classification as of the effective date of the modification.

The interest rate used to determine the present value of the future lease payments is our incremental borrowing rate because the interest rate implicit in our leases is not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located.

Our lease terms include periods under options to extend or terminate the lease when it is reasonably certain that we will exercise that option in the measurement of its ROU assets and liabilities. We consider contractual-based factors such as the nature and terms of the renewal or termination, asset-based factors such as physical location of the asset and entity-based factors such as the importance of the leased asset to our operations to determine the lease term. We generally use the base, non-cancelable lease term when determining the ROU assets and lease liabilities. The ROU asset is tested for impairment in accordance with Accounting Standards Codification Topic 360, Property, Plant, and Equipment.

Lessor Accounting

Our leased equipment primarily consists of rental tools and equipment. Our agreements with our customers for rental equipment contain an operating lease component under ASC 842 because (i) there are identified assets, (ii) the customer has the right to obtain substantially all of the economic benefits from the use of the identified asset throughout the period of use and (iii) the customer directs the use of the identified assets throughout the period of use.

Our lease agreement contract periods are daily, monthly, per well, or based on footage. Lease revenue is recognized on a straight-line basis based on these rates. We do not provide an option for the lessee to purchase the rented tools at the end of the lease and the lessees do not provide residual value guarantees on the rented assets.

We recognized operating lease revenue within “Tool rentals” on the consolidated statements of operations and comprehensive income.

Long-Lived Asset Impairment

We evaluate the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to, (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent to or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. We measure the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires us to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. For the three months ended March 31, 2023 and 2022, management determined that there was no impairment with regard to our intangible assets.

For property, plant and equipment, events or circumstances indicating possible impairment may include a significant decrease in market value or a significant change in the business climate. An impairment loss is recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss is the excess of the asset’s carrying amount over its fair value. For the three months ended March 31, 2023 and 2022, management determined that there was no impairment with regard to our property, plant, and equipment.

Recently Issued and Adopted Accounting Standards

A discussion of recent accounting pronouncements is included in Note 1, Summary of significant accounting policies, to the Interim Financial Statements included elsewhere in this Report.

JOBS Act Accounting Election

In April 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies. In addition, as an emerging growth company, we may take advantage of certain reduced disclosure and other requirements that are otherwise applicable generally to public companies. DTI will take advantage of these exemptions until such earlier time that it is no longer an emerging growth company. DTI would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (ii) the last day of the fiscal year in which its total annual gross revenue is equal to or more than $1.07 billion; (iii) the date on which it has issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which it is deemed to be a large accelerated filer under the rules of the SEC.

Properties.

The locations from which DTIC operates are described in the Proxy Statement in the section entitled “Information About DTI - Properties” on page 195 and that information is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information known to DTIC regarding the beneficial ownership of DTIC Common Stock upon the Closing by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of DTIC Common Stock;

•	each of DTIC’s named executive officers and directors; and

•	all of DTIC’s named executive officers and directors as a group.

The following table reflects Daniel J. Kimes’ resignation from the Board and the subsequent appointment of Thomas M. “Roe” Patterson as a director. See “—Directors and Executive Officers.”

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and rights that are currently exercisable or exercisable within 60 days.

The beneficial ownership of DTIC Common Stock is based on 29,768,535 shares of DTIC Common Stock issued and outstanding immediately following the Closing.

Name of Beneficial Owner	Number of shares of DTIC Common Stock Beneficially Owned	Percentage of shares of outstanding DTIC Common Stock
Greater than 5% Stockholders:
HHEP-Directional, L.P.(1)	15,928,111	53.5
ROC Energy Holdings, LLC(2)	6,273,397	21.1

Named Executive Officers and Directors:(3)
R. Wayne Prejean(4)	1,640,401	5.3
David R. Johnson(5)	178,022	*
Michael W. Domino Jr.(6)	1,840,812	6.1
Thomas O. Hicks(7)	16,481,336	55.4
Curtis L. Crofford	75,000	*
John D. Furst(8)	175,311	*
Eric C. Neuman	—	—
Thomas M. “Roe” Patterson	—	—
C. Richard Vermillion(9)	399,944	1.3

All directors and named executive officers as a group (9 individuals)	20,790,826	65.9

*	Less than 1%.

(1)	The business address of HHEP-Directional, L.P. is 2200 Ross Avenue, 50th Floor, Dallas, Texas 75201.
(2)

ROC Holdings is the record holder of the shares of DTIC Common Stock reported herein. FP SPAC 2 is the general partner of ROC Holdings and has voting and dispositive power over the shares of DTIC Common Stock held by ROC Holdings. FP SPAC 2 is controlled by Joseph Drysdale, Jeff Brownlow and Matt Mathison, each of whom is a Managing Partner of Fifth Partners, LLC. Consequently, such persons may be deemed the beneficial owner of the shares of DTIC Common Stock held by ROC Holdings and have voting and dispositive control over such securities. Such persons disclaim beneficial ownership of any shares of DTIC Common Stock other than to the extent each may have a pecuniary interest therein, directly or indirectly. The business address of ROC Holdings is 16400 Dallas Parkway, Dallas, Texas 75248.

(3)	Unless otherwise noted, the business address of each of the following individuals is 3701 Briarpark Drive, Suite 150, Houston, Texas 77042.
(4)

Includes 1,201,872 shares of DTIC Common Stock subject to DTIC Options held by Mr. Prejean and 438,529 shares of DTIC Common Stock owned by RobJon. Mr. Prejean disclaims any beneficial ownership of any shares of DTIC Common Stock held by RobJon, other than his pecuniary interest therein.

(5)	Includes 132,375 shares of DTIC Common Stock subject to DTIC Options held by Mr. Johnson.
(6)	Includes 370,264 shares of DTIC Common Stock subject to DTIC Options held by Mr. Domino.
(7)

Includes 553,225 shares of DTIC Common Stock owned by Mr. Hicks directly and 15,928,111 shares owned by HHEP-Directional, L.P. Mr. Hicks disclaims any beneficial ownership of any shares of DTIC Common Stock held by HHEP-Directional, L.P., other than his pecuniary interest therein.

(8)

Includes 57,059 shares of DTIC Common Stock subject to DTIC Options held by Mr. Furst directly and 118,252 shares of DTIC Common Stock owned by Oak Stream Investors II, Ltd. (“Oak Stream”). Mr. Furst disclaims any beneficial ownership of any shares of DTIC Common Stock held by Oak Stream, other than his pecuniary interest therein.

(9)

Includes 399,944 shares of DTIC Common Stock owned by MV Partners I LP (“MV Partners”). Mr. Vermillion disclaims any beneficial ownership of any shares of DTIC Common Stock held by MV Partners, other than his pecuniary interest therein.

Directors and Executive Officers.

Information with respect to DTIC’s directors and executive officers after the Closing is described in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 235 and that information is incorporated herein by reference.

Immediately following the Closing, Daniel J. Kimes resigned as a director. Mr. Kimes’ resignation was not due to a disagreement with DTIC on any matter relating to DTIC’s operations, policies or practices. To fill the subsequent vacancy, the Board immediately thereafter appointed Thomas M. “Roe” Patterson as a director.

Mr. Patterson is 48 years old and has more than 25 years of energy industry experience. He currently manages and invests in multiple companies inside and outside of the energy sector. He was Basic Energy Services, Inc.’s (“Basic”) President and Chief Executive Officer, and served as a member of Basics’ board of directors, from September 2013 until January 2020, when he retired from Basic. From 2006 to September 2013, Mr. Patterson worked for Basic in positions of increasing responsibility, including as Basic’s Senior Vice President and Chief Operating Officer from April 201l until September 2013, Senior Vice President from September 2008 until April 2011 and as a Vice President from February 2006 until September 2008. Prior to joining Basic, he was President of TMP Companies, Inc. from 2000 to 2006. He was a Contracts / Sales Manager at Patterson Drilling Company from 1996 to 2000. From 1995 to 1996, he was employed as an Engine Sales Manager at West Texas Caterpillar. Mr. Patterson graduated with a Bachelor of Science degree in Biology from Texas Tech University.

Executive Compensation.

Information with respect to DTIC’s executive and director compensation is described in the Proxy Statement in the section entitled “DTI’s Executive and Director Compensation” beginning on page 229 and that information is incorporated herein by reference.

Certain Relationships and Related Transactions, and Director Independence.

Information with respect to certain relationships and related party transactions is described in the Proxy Statement in the section entitled “Certain Relationships and Related Party Transactions” beginning on page 248 and that information is incorporated herein by reference.

Pursuant to the Transaction Services Agreement between DTIH and Hicks Holdings Operating LLC (the “Transaction Services Agreement”), immediately prior to the Closing, DTIH issued 337,429 shares of DTIH Common Stock in lieu of cash as the fee payable with respect to the Business Combination. The Transaction Services Agreement terminated in accordance with its terms at the Closing.

Because DTIC Common Stock is listed on Nasdaq, DTIC is required to comply with the applicable rules of such exchange in determining whether a director is independent. The Board has determined, based on information provided by each director concerning his background, employment and affiliations, that each of Messrs. Furst, Neuman, Patterson and Vermillion qualifies as independent as defined under the applicable Nasdaq and SEC rules. In making these determinations, the Board considered the current and prior relationships that each director has with DTIC and all other facts and circumstances the Board deemed relevant in determining their independence. All members of the audit committee (the “Audit Committee”), compensation committee (the “Compensation Committee”) and nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) of the Board are independent as defined under the applicable Nasdaq and SEC rules.

The members of the Audit Committee are Messrs. Furst, Neuman and Patterson.

The members of the Compensation Committee are Messrs. Neuman and Vermillion.

The members of the Nominating and Corporate Governance Committee are Messrs. Furst and Vermillion.

Legal Proceedings.

Information with respect to legal proceedings involving DTIH is described in the DTIH Audited Financials beginning on page F-27 and that information is incorporated herein by reference.

Information with respect to legal proceedings involving ROC is described in the Proxy Statement in the section entitled “Information About ROC - Legal Proceedings” on page 222 and that information is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01.

The information set forth in the section entitled “Price Range and Dividends on Securities” on page 251 of the Proxy Statement is incorporated herein by reference.

DTIC has reserved a pool of shares of DTIC Common Stock for issuance pursuant to awards under DTIC’s 2023 Omnibus Incentive Plan equal to 10% of the aggregate number of shares of DTIC Common Stock issued and outstanding immediately after the Closing, which is equal to 2,976,854 shares.

Recent Sales of Unregistered Securities.

Reference is made to the disclosure set forth under Item 3.02 of this Report, which is incorporated herein by reference.

Description of Registrant’s Securities to be Registered.

The information set forth in the section entitled “Description of Securities” on page 238 of the Proxy Statement is incorporated herein by reference.

Indemnification of Directors and Officers.

Reference is made to the disclosure set forth under the heading “Indemnification Agreements” under Item 1.01 of this Report, which is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Reference is made to the disclosure set forth under Item 4.01 of this Report, which is incorporated herein by reference.

Financial Statements, Supplementary Data and Exhibits.

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP and not as a business combination under ASC 805. Under this method of accounting, ROC will be treated as the acquired company for accounting purposes, and DTIH will be treated as the accounting acquirer. In accordance with this method of accounting, the Business Combination will be treated as the equivalent of DTIH issuing shares for the net assets of ROC, accompanied by a recapitalization. The net assets of DTIH will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of DTIH.

Reference is made to the disclosure set forth under Item 9.01 of this Report, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure set forth under Item 1.01 of this Report relating to the Amended and Restated Credit Facility Agreement, which is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure relating to the PIPE Financing, the FP SPAC Note Conversion and the Exchange Agreements set forth in the “Introductory Note” above is incorporated by reference into this Item 3.02.

Item 3.03	Material Modification to Rights of Security Holders.

At the Special Meeting, ROC stockholders considered and approved, among other things, the proposals set forth in the Proxy Statement in the section titled “Proposal No. 3 - The Charter Proposal” (the “Charter Proposal”) beginning on page 157, and that information is incorporated herein by reference.

DTIC’s Second Amended and Restated Certificate of Incorporation, which became effective upon filing with the Secretary of State of the State of Delaware on the Closing Date, includes the amendments included in the Charter Proposal.

In connection with the Closing, the Board approved and adopted DTIC’s Amended and Restated Bylaws, which became effective upon the consummation of the Business Combination.

The descriptions of DTIC’s Second Amended and Restated Certificate of Incorporation and the general effect of the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws upon the rights of the holders of DTIC Common Stock are included in the Proxy Statement under the sections titled “Proposal No. 3 - The Charter Proposal” and “Description of Securities” beginning on pages 157 and 238, respectively, and that information is incorporated herein by reference.

The foregoing description of the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by the terms of the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, which are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated by reference.

Item 4.01	Changes in Registrant’s Certifying Accountant.

On the Closing Date, the Audit Committee approved the engagement of Weaver & Tidwell LLP (“Weaver”) as DTIC’s independent registered public accounting firm to audit DTIC’s consolidated financial statements for the year ending December 31, 2023. Weaver served as the independent registered public accounting firm of DTIH prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), ROC’s independent registered public accounting firm prior to the Business Combination, was informed on June 16, 2023 that it would be replaced by Weaver as DTIC’s independent registered public accounting firm, effective as of the Closing.

The report of Withum on ROC’s balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2022 and for the period from September 2, 2021 (inception) through December 31, 2021, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that such report contained an explanatory paragraph which noted that there was substantial doubt as to ROC’s ability to continue as a going concern because of ROC’s liquidity condition and date for mandatory liquidation.

During the period from September 2, 2021 (inception), through December 31, 2022, and subsequent interim periods through the Closing Date, there were no disagreements between ROC and Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused Withum to make reference to the subject matter of the disagreement in connection with its report covering such period.

During the period from September 2, 2021 (inception), through December 31, 2022, and subsequent interim periods through the Closing Date, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act (“Regulation S-K”)).

During the period from September 2, 2021 (inception), through the Closing Date, the date the Audit Committee approved the engagement of Weaver as DTIC’s independent registered public accounting firm, neither ROC nor anyone on ROC’s behalf consulted with Weaver regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of ROC or DTIC, and no written report or oral advice was provided to ROC by Weaver that Weaver concluded was an important factor considered by ROC or DTIC in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

ROC provided Withum with a copy of the foregoing disclosures prior to the filing of this Report and requested that Withum furnish DTIC with a letter addressed to the SEC stating whether it agrees with the statements made by DTIC set forth above. A copy of Withum’s letter, dated June 26, 2023, is attached as Exhibit 16.1 to this Report.

Item 5.01	Changes in Control of Registrant.

The disclosure set forth in the “Introductory Note” above and in Item 2.01 of this Report is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On the Closing Date, in connection with the Closing, Daniel J. Kimes and Rosemarie Cicalese, the Chief Executive Officer and Chief Financial Officer, respectively, of ROC, resigned. On the Closing Date, in connection with the Closing, Joseph Drysdale, Daniel J. Kimes, Brian Minnehan, Alberto Pontonio, Lee Canaan, Win Graham and Joseph Colonnetta, each a member of the board of directors of ROC, resigned.

Immediately following the Closing, Daniel J. Kimes resigned as a director. Mr. Kimes’ resignation was not due to a disagreement with DTIC on any matter relating to DTIC’s operations, policies or practices. To fill the subsequent vacancy, the Board immediately thereafter appointed Thomas M. “Roe” Patterson as a director.

Information with respect to DTIC’s directors and executive officers after the Closing is described in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 235 and that information is incorporated herein by reference.

Information with respect to certain relationships and related party transactions is described in the Proxy Statement in the section entitled “Certain Relationships and Related Party Transactions” beginning on page 248 and that information is incorporated herein by reference.

Information with respect to DTIC’s long-term incentive program is described in the Proxy Statement in the section entitled “Proposal No. 4 - The Incentive Plan Proposal” beginning on page 159 and that information is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Reference is made to the disclosure set forth under Item 3.03 of this Report, which is incorporated herein by reference.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On the Closing Date, in connection with the Closing, the Board adopted a new code of business conduct applicable to all of DTIC’s employees, officers and directors. A copy of the code of business conduct is available on the investor relations portion of DTIC’s website at drillingtools.com/investors. The foregoing description of the code of business conduct does not purport to be complete and is qualified in its entirety by the full text of the code of business conduct, which is filed as Exhibit 14.1 hereto and incorporated herein by reference. DTIC expects that any amendments to the code of business conduct, or any waivers of its requirements, will be disclosed on its website or by any other means permitted under applicable SEC rules.

Item 5.06	Change in Shell Company Status.

As a result of the Business Combination, ROC ceased to be a shell company. Reference is made to the disclosure in the Proxy Statement in the section entitled “Proposal No. 1 - The Business Combination Proposal” beginning on page 106, and that information is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On the Closing Date, DTIC issued a press release announcing, among other things, the Closing. The press release is attached to this Report as Exhibit 99.3 and incorporated herein by reference.

The information contained under this Item 7.01 in this Report, including Exhibit 99.3, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing of DTIC under the Securities Act or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses or funds acquired.

The unaudited financial statements of DTIH and its subsidiaries as of March 31, 2023 and for the three months ended March 31, 2023 and 2022 are set forth in Exhibit 99.1 hereto and are incorporated by reference herein. The DTIH Audited Financials are set forth in the Proxy Statement beginning on page F-3 and are incorporated herein by reference.

(b)	Pro forma financial information.

The unaudited pro forma condensed combined financial information as of and for the three months ended March 31, 2023 is set forth in Exhibit 99.2 hereto and is incorporated by reference herein. The unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2022 is set forth in the Proxy Statement beginning on page 85 and is incorporated herein by reference.

(d)	Exhibits

Exhibit No.	Description

2.1†	Agreement and Plan of Merger, dated as of February 13, 2023, by and among ROC Energy Acquisition Corp., ROC Merger Sub, Inc. and Drilling Tools International Holdings, Inc. (incorporated by reference to Exhibit 2.1 to ROC Energy Acquisition Corp.’s Current Report on Form 8-K (File No. 001-41103), filed with the Securities and Exchange Commission on February 13, 2023).

2.2	First Amendment to the Agreement and Plan of Merger, by and among ROC Energy Acquisition Corp., ROC Merger Sub, Inc. and Drilling Tools International Holdings, Inc. (incorporated by reference to Exhibit 2.1 to ROC Energy Acquisition Corp.’s Current Report on Form 8-K (File No. 001-41103), filed with the Securities and Exchange Commission on June 9, 2023).

3.1	Second Amended and Restated Certificate of Incorporation of Drilling Tools International Corporation.

3.2	Amended and Restated Bylaws of Drilling Tools International Corporation.

4.1	Form of Specimen Common Stock Certificate of Drilling Tools International Corporation.

10.1	Form of Subscription Agreement (incorporated by reference to Exhibit 10.13 to ROC Energy Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-269763), filed with the Securities and Exchange Commission on April 21, 2023).

Exhibit No.	Description

10.2	Form of Amendment to the Subscription Agreement.

10.3	Form of Exchange Agreement.

10.4	First Amendment to the Sponsor Support Agreement, dated as of June 20, 2023, by and among ROC Energy Acquisition Corp., ROC Energy Holdings, LLC and Drilling Tools International Holdings, Inc.

10.5†	Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of June 20, 2023, by and among Drilling Tools International, Inc., certain of its subsidiaries and PNC Bank, National Association.

10.6	Form of Lock-up Agreement (incorporated by reference to Exhibit 10.12 to ROC Energy Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-269763), filed with the Securities and Exchange Commission on February 14, 2023).

10.7	Form of Indemnification Agreement.

10.8	Amended and Restated Registration Rights Agreement, dated as of February 13, 2023, between ROC Energy Acquisition Corp., ROC Energy Holdings, LLC, EarlyBird Capital, Inc., HHEP-Directional, L.P., RobJon Holdings, L.P. and Michael W. Domino, Jr. (incorporated by reference to Exhibit 10.18 to ROC Energy Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-269763), filed with the Securities and Exchange Commission on February 14, 2023).

10.9#	Form of 2023 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to ROC Energy Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-269763), filed with the Securities and Exchange Commission on February 14, 2023).

14.1	Code of Business Conduct.

16.1	Letter from WithumSmith+Brown, PC to the Securities and Exchange Commission, dated June 26, 2023.

21.1	List of Subsidiaries.

99.1	Unaudited financial statements of Drilling Tools International Holdings, Inc. and its subsidiaries as of March 31, 2023 and for the three months ended March 31, 2023 and 2022.

99.2	Unaudited pro forma condensed combined financial information as of and for the three months ended March 31, 2023.

99.3	Press release, dated June 20, 2023.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

†

Certain exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). DTIC agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

#	Indicates management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2023

DRILLING TOOLS INTERNATIONAL CORPORATION

By:	/s/ R. Wayne Prejean
Name:	R. Wayne Prejean
Title:	Chief Executive Officer